Exhibit 10.25

Taysha Gene Therapies, Inc.

March 7, 2023

RA Session II

Dear RA:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Taysha Gene Therapies, Inc. (“Taysha” or the “Company”) is offering to you to aid in your employment transition.

1.
Separation. You acknowledge and agree that your employment termination from the Company occurred on December 16, 2022 (the “Separation Date”), and as of the Separation Date you no longer held any employment position with the Company. Following the Separation Date, you remained on the Company’s Board of Directors (the “Board”), until your voluntary resignation on March 2, 2023 (the “Board Resignation Date”). You understand and agree that you are not authorized to hold yourself out as being employed or affiliated with the Company in any way following the Separation Date, including as a member of the Board following the Board Resignation Date.
2.
Accrued Salary and Paid Time Off. You acknowledge and agree that you were timely paid all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You were entitled to these payments regardless of whether or not you sign this Agreement. You further acknowledge and accept receipt of your 2021 performance bonus, awarded by the Compensation Committee of the Board for 2021 performance on March 4, 2022 in the form of a restricted stock unit.
3.
Severance Benefits. In full satisfaction of the terms of the Amended and Restated Executive Employment Agreement, entered into between you and the Company on September 24, 2020 (the “Employment Agreement”), if you: (i) timely sign and return this Agreement to the Company; (ii) allow the releases contained herein to become effective; (iii) remain available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (iv) comply with all of your legal and contractual obligations to the Company, then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

(a) Severance Payment. The Company will pay you, as severance, an amount equivalent to twelve (12) months of your current base salary (in the total amount of $559,084), subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you as a continuation on the Company’s regular payroll beginning after the Effective Date (as defined below); and

(b) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own

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expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. As an additional severance benefit, if you timely elect continued coverage under COBRA, the Company will reimburse you for or pay directly (at the Company’s discretion) the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) December 31, 2023; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. If the Company elects to reimburse you, you must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this Section 3(b). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

4.
Equity. You were granted certain equity awards in connection with your employment with the Company (the “Equity Awards”). Although your termination of employment did not constitute a termination of service for purposes of the Company’s applicable stock or equity plan (the “Plan”) for as long as you served on the Board, effective upon the Board Resignation Date, vesting of the Equity Awards under the terms of the applicable equity incentive plan, your stock option grants, and other applicable equity awards documents, vesting ceased. Your Equity Awards shall continue to be governed by the terms of the applicable Equity Awards documents.
5.
No Other Compensation or Benefits. You acknowledge that the Severance Benefits set forth above fulfill and exceed all of the Company’s obligations to provide you severance or other benefits for a termination without Cause pursuant to the Employment Agreement, and that to the extent this Agreement differs from the Employment Agreement or any other applicable plan, policy or agreement with respect to the payment of any severance payments or benefits, this Agreement nevertheless supersedes the Company’s severance obligations to you under the Employment Agreement and any other applicable plan, policy or agreement. You further acknowledge that upon your execution of this Agreement, any severance obligations of the Company to you (other than as set forth in this Agreement) shall be extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
6.
Expense Reimbursements. You acknowledge and agree that you have submitted, and been reimbursed for, all business expenses you incurred through the Separation Date=.
7.
Return of Company Property. You acknowledge and agree that you have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, reports, studies, analyses, proposals, agreements, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports,

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sales reports, operational and personnel information, Company account and device login and password information, financial information, specifications, training materials, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, credit cards, entry cards, identification badges and keys); and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) days after the Effective Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. You also agree that within five (5) days after the Effective Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed or affiliated with the Company. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.
8.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, consultant or independent contractor.

9.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
10.
Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii)

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all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and any and all claims under the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), or any other federal, state, or local statute or ordinance.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law (such as claims for unemployment benefits or workers compensation); and (iii) any claims for breach of this Agreement.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

11.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
12.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

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13.
Continuing Obligations; Non-Disparagement. You acknowledge that you remain bound by any previous Employee Confidential Information and Inventions Assignment Agreement between you and the Company, attached hereto as Exhibit A, and agree to abide by those continuing obligations. You also agree not to disparage the Company and its officers, directors, employees, shareholders, and agents in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process and may make disclosures as set forth in the section of this Agreement entitled “Protected Rights.”
14.
Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me by 5:00 pm Pacific Time on March 7, 2023, which you acknowledge is at least twenty-one (21) days after your receipt of the original version of this Agreement. You further acknowledge and agree that changes made from the original version of this Agreement, whether material or immaterial, do not restart the running of the original twenty-one (21) day period. The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Taysha Gene Therapies, Inc.

By: /s/ Sean Nolan

Sean Nolan

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Chief Executive Officer

Exhibit A – Confidential Information and Inventions Assignment Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ RA Session II

RA Session II

Date

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